UNITED CANNABIS CORPORATION
                           301 Commercial Road, Unit D
                                Golden, CO 80401
                                 (303) 386-7104


                                  July 9, 2019


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   United Cannabis Corporation
            Registration Statement on Form S-1
            File No. 333-227264


     The Company requests that the above-captioned registration statement be withdrawn. The reason for this request was comment letter from the staff of the Commission requesting that the Company withdraw the Registration Statement.

     No securities were sold by means of this registration statement.

                                    Very Truly Yours,

                                    UNITED CANNABIS CORPORATION


                                    By:  /s/ John Walsh
                                         -------------------------------------
                                         John Walsh
                                         Chief Financial Officer